Exhibit 99.2

Park City Group, Inc.

Third Quarter Earnings Conference Call

May 9, 2016

C O R P O R A T E   P A R T I C I P A N T S

Dave Mossberg, Investor Relations Representative

Randy Fields, Chairman and Chief Executive Officer

Todd Mitchell, Chief Financial Officer

C O N F E R E N C E   C A L L   P A R T I C I P A N T S

Guy Riegel, Ingalls & Snyder

P R E S E N T A T I O N

Operator:

Good day everyone and welcome to the Park City Group Third Quarter Earnings Conference Call.  Today’s call is being recorded.  At this time I’d like to turn the conference over to Dave Mossberg, Investor Relations.  Please go ahead, sir.

Dave Mossberg:

Thanks, Tulare.  Before we begin, we will be referring to today’s earnings release, which can be downloaded from the Investor Relations section of the Company’s website at parkcitygroup.com.

The conference call could contain forward-looking statements about Park City Group within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are statements that are not historical fact.  Such forward-looking statements are based upon the current beliefs and expectations of Park City Group’s Management and are subject to risks and uncertainties which could cause actual results to differ from forward-looking statements.  Such risks are more fully discussed in the Company’s filings with the Securities and Exchange Commission.  The information set forth herein should be considered in light of such risks.  Park City Group does not assume any obligation to update the information contained on this conference call.

Throughout today’s call we may be referring to both GAAP and non-GAAP financial results, including the terms free cash flow, EBITDA, Adjusted EBITDA, net debt, net income and loss and earnings per share, which are non-GAAP terms.  We believe these non-GAAP terms are a useful financial measure for our Company, primarily because of the significant non-cash charges in our operating statement.  There is a reconciliation of non-GAAP results in our earnings release and on the Investor Relations section of our website.

Our speakers today will be Randy Fields, Park City Group’s Chairman and CEO; and Todd Mitchell, Park City Group’s CFO.  Todd?

Todd Mitchell:

Good afternoon.  Thank you, Dave.  It was another great quarter for us financially, both from a top line and from a bottom line perspective.

Before I begin, I want to highlight that my comments on our financial results will be focused on our pro forma results, that is as if we had owned ReposiTrak in the comparable period a year ago.  This is because we believe this gives a more accurate apples-for-apples view of our underlying performance.

Revenue.   Total revenues grew 25% in the quarter on a pro forma basis to $3.6 million from $2.9 million a year ago.  This was our highest revenue quarter ever and better than internal expectations with growth across both businesses.  Our core supply chain business generated double-digit growth and ReposiTrak continues to generate triple-digit growth on a pro forma basis.  I think it’s fair to say that we are in a period of fairly dynamic growth.  Our year-over-year growth rate has increased every quarter this fiscal year.  The number of supply chain customers has grown every quarter this fiscal year.  Importantly, we keep adding new hubs and new capabilities to ReposiTrak, every one of which represents a step function upwards in terms of the revenue generating capabilities of that business.  Going forward, I think we have an even greater opportunity for revenue growth from layering on our unified application portal and marketplace to both our food safety and our supply chain customer bases.

Profitability.  We were profitable again.  We've reported net income of $295,000 in the quarter, up from a loss of $550,000 on a pro forma basis a year ago.  In fact, this was the highest quarter of net income ever for the Company.  This was due to both, strong revenue growth and lower operating expenses.  On the back of fiscal third quarter’s results we’re now GAAP profitable on a fiscal year-to-date basis and we are confident we will be GAAP profitable for the entire fiscal year.  This was an important goal for us and it is important milestone for the Company.  The momentum underpinning both of our business is strong and accelerating.  It has given us room to move more aggressively to converge these two businesses, which Randy will talk about.  But before that I’m going to go a little bit into expenses.

Expenses declined—total expenses declined 22% on a pro forma basis during the quarter to $3.3 million from $4.2 million a year ago, with reductions in every category as we have leveraged investments we made last year.  Cost of services declined 16% on a pro forma basis to $1.1 million from $1.25 million a year ago.  This was primarily due to personnel changes and cost savings from consolidating ReposiTrak.  Going forward, we expect cost of service to increase at a modest pace in relation to revenue growth and to continue to fall as a percentage of revenue.

Sales and marketing declined 24% on a pro forma basis to $1.3 million from $1.7 million a year ago.  This decrease was due primarily to local marketing expenses associated with the core supply chain business and relatively little change year-over-year in marketing expenses for ReposiTrak.  Going forward, we expect sales and marketing expense to fall as a percentage of revenue, as we transition our supply chain business model to a lower touch application sales via the portal and as ReposiTrak begins to leverage its own organic momentum.

General and administrative.  General and administrative fell 25% on a pro forma basis to $800,000 from $1.1 million a year ago.  This decline was primarily due to substantial savings which we achieved in this category from consolidating ReposiTrak as well as ongoing efforts to run our businesses more efficiently.  Going forward, we expect to see positive impact of lower expenses for the remainder of this year and into next.

Profitability.  As I said, we are profitable.  GAAP operating income was $333,000 versus a pro forma loss of $1.3 million a year ago, while GAAP net income was $295,000 versus a pro forma loss of $1.3 million a year ago.  Positive GAAP net income reflects the aforementioned 25% increase in total revenue and 22% decrease in total operating expense on a pro forma basis.  Going forward, as I said, we expect to remain profitable.  Operating expense will increase but should fall as a percentage of revenue, and we are confident that you will see both, operating profit and net income begin to scale.

Cash flow and liquidity.  We were free cash flow positive during the quarter, and as result, we ended the quarter with $11.3 million in cash and marketable securities, up slightly from last quarter and up threefold from $3.4 million a year ago.

Lastly, I want to highlight capital expenditures.  We’ve been running significantly below our typical annual budget of $500,000 and should continue to do so in the foreseeable future.  Going forward, as revenue and cash collections from ReposiTrak and really our supply chain business begin to grow, we expect cash to continue to grow.  That concludes my review of the financials for the fiscal third quarter and I will turn the call over to Randy.

Randy Fields:

Thank you, Todd.  Excellent (inaudible) update here.  Okay, I want to apologize in advance because I have lots to say, not much time to say it, and I’ve written it out in a very small font.  So there is some risk of either speaking too fast, speaking over my words, in which case feel free to ask questions at the end.

You can tell from what Todd said that our underlying business is very strong.  Food safety continues to be an obvious and key accelerant of our business.  Interestingly, we’re going to talk about this a lot, we’re beginning to see it leading to even broader opportunities with our other products and services.

Supply chain continues to generate double-digit growth.  I apologize, sometimes we talk about our supply chain business as if it is our red-headed stepchild, and we love the business, doing very well and continues to put us in this (inaudible) position going forward.  But the strength of both of these businesses is allowing us to accelerate what we call convergence, which means bringing together ReposiTrak after the acquisition into Park City Group so that we can create this single integrated opportunity for all of us.  At the same time we’re doing this convergence however, we’re actually expanding our footprint, both on the supply chain side, as well as in terms of our food safety offering, more about that in a minute.

Todd mentioned and it’s certainly true, we’re beginning to use the infrastructure and lighter touch business model of ReposiTrak to more aggressively deploy our supply chain application.  We’ve enhanced ReposiTrak’s infrastructure to create—think of it as an application portal which hosts both of our food safety and our supply chain applications.  We recently announced that we’re developing a marketplace, which we call ReposiTrak marketplace, which is technically an exchange where our hubs can go find ReposiTrak compliant suppliers if they need them.  I’m going to speak about that in a moment as well.

Our pipeline of business continues to grow, and actually we expect the pace of our new customers to accelerate.  Response from our customers to the application portal that we announced has been—and to our marketplace has been overwhelmingly positive.  I think we’re going to be pleasantly surprised with the outcome of how it gets deployed.  Having built the portal and a full suite of applications around supply chain is frankly making us much more strategic to our customers.  We can offer—and think of them smaller customers, an end-to-end solutions for both food safety and their supply chain management needs, and now across their entire business, every supplier, every application, that’s a very different opportunity for us than before.

If you noticed our recent announcements around our new hubs, as we call them, they tend to be smaller ones, which in addition to our food safety apps gives them an appetite for all of our incremental supply chain application.  That has important ramifications for us as we look to the future and frankly, it’s exactly the kind of customers that we’d like to be at.  This quarter in addition, we won our first major engagement for our application portal as an end-to-end solution for an important customer.  As you know, we said we wanted to get at least one done before the end of our fiscal year.  So this puts us slightly ahead of our plan.  It was a very significant win, and if we’re successful, it will lead to others.  In fact this particular client has said, if they like what we do for them with this portal, they’re going to be taking us to other potential users.  So we could not be more pleased with how that in fact has gone.

We’ve been adjusting, as part of this conversion process, our pricing because our various services have historically been priced somewhat differently, one from the other.  We’re trying to bring them into better alignment. The process of doing that interestingly has been to sort of suppress our growth rate.  I’d say we probably gave up somewhere between 4% to 6% in year-over-year terms over the last quarter.  But obviously the underlying strength of the business is such that we easily overcame that change in our rate cards.

Moving on ReposiTrak, or actually a lot on ReposiTrak.  Clearly industry awareness is growing and our brand is resonating.  ReposiTrak is becoming, as we’d like to think about it, the food safety place.  We’re seeing very strong momentum in the ReposiTrak signups.  We would estimate that our total supplier connections were something over 6,500 at the end of the quarter.  We’re focused still on the idea of making it less and less—more and more friction free, and less and less difficult to get more and more of our supplier connections done better, smarter, faster.  As a result, we continue to see ReposiTrak ramping quickly.

Remember hubs drive connections, and you’ve seen the announcement of new hub.  In a sense, we’re not quite sure this is the case yet but we think shortly, the network effect will begin to take hold.  Food safety is becoming mission critical for successful retail management.  This should be obvious if you read the Wall Street Journal or any other publication, food safety, food safety regulation, food safety litigation has become far more prominent.  The Food Safety Modernization Act regulations have certainly increased the industry’s awareness but at the same time recent high profile—how’s that for obfuscation, recent high profile incidence of foodborne illness has raised consumer concern.  When you put those two together, it increases the risk of tort et cetera, and that’s causing the industry to frankly begin to take action.

We certainly are seeing more and more interest.  Our pipeline has grown as we mentioned.  A year ago, we had 11 hubs, we now have 22.  These are retailers, by hubs, we mean retailers, wholesalers and manufacturers who require that their supply chain use ReposiTrak.  So we've more than doubled our hubs over the course of the last year and we continue to roll out to their suppliers in terms of connection.  Over the long run, we think that the number of hubs will really be the most important metric in terms of our valuation of how we’re doing and frankly should probably become part of how you think about as a Shareholder.

The hubs are choosing ReposiTrak by the way, if you ask why it’s accelerating.  I think at the end of the day it has to do what we’ve talked about in terms of our efficacy.  We’ve been very successful, as you know, working with our hubs to get their compliance rate from an unacceptable 75% un-compliant, non-compliant, wish they were compliant level, to under 25% within about the first six months.  Interestingly, and I think this is of note, we think there’s some small number of suppliers who either will not or cannot come into compliance.  Strangely that’s become an opportunity for us.

Our hubs have come to us and said look, there’s a percentage of my supply chain that we can’t seem to get to where we need them from a compliance perspective.  They’re going to need to be replaced.  That really was the genesis of the idea of the marketplace.  Marketplace will be this entity that allows our hubs who're looking to replace noncompliant recalcitrant members of their supply chain to find replacements for those bad actors (phon).  Incidentally, obviously we expect to gain some additional revenue from this marketplace activity.  So watch this space, it should be interesting.

If you remember, when we first announced ReposiTrak, we said pretty openly that we didn’t know for sure, if it would be a zero or a really good deal, a something or nothing.  We feel the same way in a sense about how we’re approaching Marketplace.  We structured the ReposiTrak opportunity to keep our risk low, because it was really based on the uncertainty of its ultimate success or failure.  In the case of Marketplace we have the very same set of feelings.  It could be a zero or it could be a very important part of our future.  Similar to our risk adverse strategy with ReposiTrak, we’re doing Marketplace with just a few of our customers, minimizing our financial risk, to see it gains adoption.  So as soon as it’s launched—we’ll keep you posted as to whether this is another ReposiTrak moment.  The pilot of the Marketplace is being done with one of our very largest customers.  It’s a worldwide recognized retailer, and this is being done at their request.  So, we’re optimistic but not certain to say the least.

In addition to our retail and wholesales hubs, we’re seeing more interest from our suppliers about using ReposiTrak for their own, as we call them downstream sub-suppliers.  As a result we’ve rolled out an offering that’s really tailored to these people.  We think that this ought to help us accelerate this downstream adoption.  It is however important to remember that we need to have the largest possible supplier base that we can because of the network effect.  The more suppliers we have on this system, the more attractive we are to potential hub, since it means to them that a portion of their supply chain is already on ReposiTrak.

So in this particular case, it’s fair to say that size matters.  You will see that we’re going to have an increased focus over the next year at moving down the supply chain to smaller and smaller supplier hubs, if you will.

This leads me to something that we think is very important to understand about ReposiTrak’s capabilities and something that we think is going to be an enormous addition to our position in becoming the food safety place.  Drumroll, okay.  So we’re proud, nicely done.  We’re proud to say that this quarter we will begin hosting and integrating the SQF database.  If you are knowledgeable about food safety, you know who SQF is, it stands for Safe Quality Food.  SQF is the leading industry’s sponsored safety auditing system.  It happens to be owned by FMI, our partner.  What’s going to happen is this integration, this will be the way that people using SQF, wanting to get at their audits now, will get to their audits, will be through ReposiTrak and it will have the impact of bringing thousands of new suppliers and visibility to ReposiTrak into the system.  The benefit again is obvious.  We have a larger supplier footprint at the industry.  Again it certainly enhances our FMI partnership and it will bring more eyeballs and use of ReposiTrak to our system.

The short term impact though is minimum.  But as it ramps up and we become better known for being the SQF ReposiTrak link, we’re certain that this makes us more and more the food safety place for users and people that need a food safety capability.  Huge endorsement from an industry perspective but it certainly increases the fact that as an industry standard we have to be cognizant and careful of the trust the industry is putting on us.  That’s why we focus on the efficacy of what we do, not just the quantity of what we do.  But this is an important mantle of responsibility the industry is giving it to us.  Interestingly, we see some other opportunities of this sort of—if you will joining forces with other important food safety and compliance organizations, and hopefully you will see some more that over the course of the next year.

On top of that we’ve green lighted the development of what’s called a Food Safety Management System in the industry, it’s called FSMS.  So you’re going to see us expand our footprint in terms of our food safety offerings beyond just the initial ReposiTrak foray.  We're going to have other applications around food safety.  Those have been green lighted.  We hope to have some betas and pilots before the end of this calendar year.  Again, that gives us an opportunity to continue to grow our revenue from the supplier hub that we see adopting ReposiTrak.  All of these initiatives, needless to say, have a longer term very positive impact on ReposiTrak and its revenue.

The application portal and the expansion of food safety applications, will give us a very deep set of capabilities, the totality of that will make us increasingly more attractive.  Think of this as a one-stop shop for safety and compliance management practices.  In addition, that gives us more of a network effect.  Once again, as I said earlier, size matters.  It’s certainly now part of our appeal in getting stronger.  It was not very long ago that we could see that we had a chance to provide to the industry as the industry standard an amazing food safety platform, and we think we’re there.  We are proud of the SQF integration and it’s certainly a giant step in the direction of being the industry standard.

Okay, back to supply chain.  It was certainly another quarter of excellent growth, very proud of the Team.  They've certainly delivered.  A couple of notable points about that.  Two of our largest customers are actively working with us on very significant expansions of what we currently do with them.  Obviously no guarantees, but the conversation suggests that even when people are large and seem as if they’re fairly well rolled out, they often come up with new opportunities for us and these two very large customers are examples of that.  As you’ve seen probably from our industry press releases, we’re continuing to have great success, which is the most metric we have, with our customers.

Our supply chain offerings are intended to enable our customers sell more, stock less and see everything.  I think you’ve seen that we have instance after instance, where we positively impact the sales of our customers and help them reduce their costs as well.  So the fact is what we do works and as long as we continue to focus on the efficacy of what we do, we’re sure that we’ll continue to grow.

It’s important to remember number as we continue with the convergent strategy that we’re going to be reporting more and more on this combined business and much less on the business as if it was these two different entities.  As you know ReposiTrak was very separate before we acquired it.  We’re working to bring the two together in every way possible.  We’re looking for sales integration, admin integration et cetera.  Interestingly, the separation actually created some cultural and knowledge gap issues across these now combined organizations.  But we’re working to address those as quickly as we can.

Quick update on pharma, moving slow, very slow.  Well, technically, the people we’re working with are thrilled with what we’ve done but—not but, and they’ve asked us now to do some things on a broader scale.  So we’re actually bidding on a couple of other projects in pharma.  It would give us a bigger footprint.  But I continue obviously to be concerned just about the speed with which it’s moving.  So that’s a personal bias I will let that to be part of the record.  We’ll simply see how that works itself out.

Few interesting insights, I like to give those.  The first is that risk is increasing overall in the supply chain—in the global food supply chain and the part of the risk is being driven by social and cultural shifts by which we as consumers want foods that are either grown locally, or from smaller and smaller suppliers.  Just remember, people who are doing that have less capability from a food safety perspective.  So in a sense our cultural shift and our consumer desires are running contrary to what all of us would want by way of food safety.  There’s also some ominous things out there from the way bacteria are, if you will, from a Darwinian perspective becoming more aggressive, potentially making foodborne illness a bigger problem, not a smaller problem.

So overall, we think the risk with small suppliers is definitely the highest.  It’s causing people to think about what they can do from a food safety perspective like ReposiTrak.  But secondly, it’s important to appreciate that retailers recognize that it's now time to be doing something and that’s driving interest in ReposiTrak.  I know we have mentioned over time that people would not instantly may come to that conclusion but we’re now seeing a very significant pick up in the pace, and I think you’ll see that over the course of the next year in terms of our announcement flow.  There’s many more prospects in our pipe, many of them are smaller.  When we take on these smaller accounts, there’s more work for us to do, helping them get ready upfront.  But in the long run, remember each of these smaller guys is certainly a prospect for our portal strategy as well.

So finally, we’ve been adding about one hub per month, as I’ve—suggesting here.  We expect that pace to begin to quicken.  We’re prepared for it.  I think the fact of the matter is if we have the resource and the financial capability, if we need to add additional people et cetera, we’re certainly prepared to do it.  But our efficiencies have continued to get better and better.  So we feel like we’re in very good shape.  We’re on track for all of our goals this year.  We’re excited about the trajectory of our revenue growth.

But in spite of all these growth things that we talked about between Todd and Randy, it’s important to remember what this Company is really about, is delivering the quality of service to our customers in either supply chain or in ReposiTrak.  At the end of the day, it’s our job to help them.  If we do that well, they will refer to us, they will give us more business and we will grow.  But the number thing we do is to take care of them.

We’re confident this year of achieving this GAAP profitability.  That as you know along with our strong balance sheet is a key factor when somebody selects a food safety partner.  So we’ve got to make sure that we stay attractive to those who are looking at us to help them with their food safety issue.

So as we look out to ‘17, we expect again to accelerate its revenue, continued very rapidly growing connections in ReposiTrak, acceleration of new hubs, operating leverage, higher profitability.  Our balance sheet is great.  It should continue to get better.  In short, we feel very, very, very good about our outlook.  So first and foremost, it’s delivering to our customers and then secondarily I think the Shareholders, all of us should be happy with the consequence of doing that well.  That’s it.  Any questions?

Operator:

Thank you.  If you would like to ask a question at this time, please signal us by pressing star, one on your telephone keypad.  If you're using a speakerphone today, please make sure your mute function is turned off to allow your signal to reach us.  Once again, that's star, one if you have a question or comment.  We'll pause for a brief moment to allow everyone an opportunity to signal for questions.  Once again to our audience it is star, one if you have a question or comment at this time.  We have no questions in our queue at time, but—it looks like we will pause just another moment to assemble the roster for questions.  That's star, one for—just a final reminder.

We do have a question in our queue from Guy Riegel with Ingalls & Snyder.

Guy Riegel:

Hey, Randy, hey Todd.  Guy Riegel here.  I was just curious, can you remind me again what you hope to the end of the year at in terms of the number of hubs that you’ll have?

Randy Fields:

We really haven’t said.  I think, we’ve indicated the following by way of goal.  The perfect world for us is one new hub per month because that gives us time to get them going and that sort of thing without running the risk of too much too fast.  I think what I just indicated is, I think you will see our pace—we will see our space increase here shortly.  What I’d like is for the next year, instead of 12 hubs, the goal for the next 12 months might be about 20 hubs.  So the pace should quicken and should continue to quicken thereafter as well.

Guy Riegel:

Okay, and again, the hubs are for—are they for just ReposiTrak or are they a cxcombination of both?

Randy Fields:

That’s a really good question.  This is the problem of having multiple children here.  I was really just thinking of ReposiTrak because we’re continuing add hubs in our supply chain business also.  As these things converge, the distinction between a—good catch, Guy—the distinction between a ReposiTrak hub and a supply chain hub and a portal hub really won’t make any difference.  So I was really speaking of ReposiTrak hubs I would like to see over the next 12 months, a goal—a bit of a stretch goal of about 20, which would be almost a doubling of the rate that we've seen over the last year.

Guy Riegel:

Okay.

Randy Fields:

But all three of those businesses should continue to add hubs.

Guy Riegel:

I see, and then as it relates to supply chain, I’ve forgotten it.  Do you disclose publically how many connections you’ve got and what your goals were there?

Randy Fields:

No.  As I said, now that the businesses are converging, it will certainly become—we won’t be doing that.

Guy Riegel:

Okay, okay well thank you very much.

Randy Fields:

But thank you.  You bet thank you.

Guy Riegel:

Good luck to you guys.  Thank you.

Randy Fields:

Well, thanks for letting me clarify that.

Guy Riegel:

Yes, okay.

Operator:

That does conclude our question-and-answer session.  At this time I’ll turn the call back over to our speakers for any final or additional comments.

Randy Fields:

Thank you, everybody; appreciate it.  You all know, if you have questions and what not, send us an email contact, Todd or Randy, and we’ll get back to you.  Thanks.

Operator:

Everyone that does conclude our conference call for today.  Thank you all for your participation.